As filed with the Securities and Exchange Commission on May 25, 2004

Registration No. 333-66406

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marriott International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2055918
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ward R. Cooper, Esq.

Marriott International, Inc.

Dept. 52/923.30

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-7824

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stephanie Tsacoumis, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, D.C. 20036

(202) 955-8277

In accordance with its undertakings under Item 17 of its Registration Statement on Form S-3, Registration No. 333-66406 (the “Registration Statement”), and Item 512(a)(3) of Regulation S-K, Marriott International, Inc. (“Marriott”) hereby deregisters all securities registered pursuant to the Registration Statement that remain unsold. Upon its effectiveness, the Registration Statement covered $470,000,000 in aggregate principal amount at maturity of Marriott’s Liquid Yield Option Notes due 2021 (Zero Coupon—Senior) (the “LYONs”), 6,358,395 shares of Marriott’s Class A Common Stock issuable upon conversion of the LYONs, and such indeterminate number of shares as may become issuable as a result of antidilution adjustments.

On April 7, 2004, Marriott notified the holders of the LYONs that, subject to the terms of the indenture governing the LYONs, it would purchase for cash, at the option of each holder, any LYONs tendered by the holder and not withdrawn on May 10, 2004. Holders of all $70,425,000 aggregate principal amount at maturity of LYONs that were then outstanding tendered their LYONs for repurchase. Accordingly, Marriott repurchased all of its outstanding LYONs on May 11, 2004. Because no LYONs remain outstanding, Marriott hereby deregisters both the LYONs and the shares of common stock issuable upon their conversion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on May 25, 2004.

Marriott International, Inc.

By:	/s/ J. W. Marriott, Jr.*

J.W. Marriott, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. W. Marriott, Jr * J. W. Marriott, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2004

2

/s/ Arne M Sorenson* Arne M Sorenson*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2004

/s/ Carl T. Berquist Carl T. Berquist	Executive Vice President, Financial Information and Risk Management (Principal Accounting Officer)	May 25, 2004

/s/ Harry J. Pearce* Harry J. Pearce	Director	May 25, 2004

/s/ Floretta Dukes McKenzie* Floretta Dukes McKenzie	Director	May 25, 2004

/s/ Roger W. Sant* Roger W. Sant	Director	May 25, 2004

/s/ WILLIAM J. SHAW* William J. Shaw	President, Chief Operating Officer and Director	May 25, 2004

/s/ LAWRENCE M. SMALL* Lawrence M. Small	Director	May 25, 2004

* By	/s/ Joseph Ryan

Joseph Ryan
Attorney-in-fact

3